Exhibit 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-146703) of TopSpin Medical, Inc. of our report dated March 17, 2009 with respect to the consolidated financial statements of TopSpin Medical, Inc. included in this Form 10-K for the year ended December 31, 2008.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Haifa, Israel
March 17, 2009